UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     December 23, 2003

PEPCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31403	52-2297449
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Ninth Street, N. W., Washington, D. C		20068
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    (202) 872-3526

(Former Name or Former Address, if Changed Since Last Report)

PEPCO HOLDINGS, INC.

Form 8-K

Item 5.	Other Events.

On December 23, 2003, the United States District Court for the Northern District of Texas, Fort Worth Division, issued a Memorandum Opinion and Order denying the motion of Mirant Corporation and certain of its subsidiaries (collectively, “Mirant”), as debtors in possession, to reject certain obligations to Potomac Electric Power Company (“Pepco”) relating to two power purchase agreements with third party generators. Pepco is a wholly owned subsidiary of Pepco Holdings, Inc. (“PHI”).

As more fully described in the Forms 10-Q, as amended, of PHI and Pepco for the quarter ended September 30, 2003, Pepco is a party to (i) power purchase agreements with FirstEnergy Corp., formerly Ohio Edison (“FirstEnergy”), and Allegheny Energy, Inc. under which Pepco is obligated to purchase from FirstEnergy 450 megawatts of capacity and energy annually through December 2005 (the “FirstEnergy PPA”) and (ii) a power purchase agreement with Panda-Brandywine, L.P. (“Panda”) under which Pepco is obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (the “Panda PPA”). In each case, the purchase price is substantially in excess of current market prices. As a part of an Asset Purchase and Sale Agreement entered into in 2000 pursuant to which Pepco sold substantially all of its generation assets to Mirant, Pepco entered into a “back-to-back” arrangement with Mirant. Under this arrangement, Mirant is obligated, among other things, to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the FirstEnergy PPA and the Panda PPA at a price equal to the price Pepco is obligated to pay under the PPAs (the “PPA-Related Obligations”).

In its December 23, 2003 Order, the District Court held that the Federal Energy Regulatory Commission has exclusive jurisdiction to regulate sales of electric energy at wholesale in interstate commerce, and accordingly denied Mirant’s motion to reject the PPA-Related Obligations. The District Court decision is subject to appeal. Mirant is continuing to perform the PPA-Related Obligations.

A copy of PHI’s press release, dated December 26, 2003, is attached hereto as Exhibit 99 and is hereby incorporated by reference.

Item 7.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description of Exhibit	Reference

99	Press Release of Pepco Holdings, Inc. dated as of December 26, 2003 .	Filed herewith

PEPCO HOLDINGS, INC.

Form 8-K

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEPCO HOLDINGS, INC. (Registrant)

By:	/s/ Kirk J. Emge

Kirk J. Emge Vice President

December 29, 2003

DATE